Exhibit 99.1

First Amendment to

Common Stock Purchase Agreement

This First Amendment to the Common Stock Purchase Agreement (the “First Amendment”) is made and entered into as of the 29th day of April, 2020 (the “First Amendment Effective Date”) by and between TRACON Pharmaceuticals, Inc. a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”).

WHEREAS:

The Company and the Buyer entered into that certain Common Stock Purchase Agreement (the “Agreement”) dated as of October 18, 2019. The Company and the Buyer now desire to amend the Agreement, however, only as set forth in this First Amendment.

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1. Section 1(h) of the Agreement is deleted in its entirety and replaced by the following:

Compliance with Principal Market Rules.  Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 1(e), the total number of shares of Common Stock that may be issued under this Agreement, including the Commitment Shares (as defined in Section 4(e) hereof), shall be limited to 1,099,527 shares of Common Stock (the “Exchange Cap”), which equals 19.99% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval is obtained to issue more than such 19.99%.  The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. The foregoing limitation shall not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement is equal to or greater than $1.89 (the “Minimum Price”), a price equal to the lower of (1) the Closing Sale Price immediately preceding the execution of this Agreement or (2) the arithmetic average of the five (5) Closing Sale Prices for the Common Stock immediately preceding the execution of this Agreement (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply).  The Minimum Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Buyer shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would violate the rules or regulations of the Principal Market. The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.99% of its outstanding shares of Common Stock hereunder if such issuance would require stockholder approval under the rules or regulations of the Principal Market.

5.“First Amendment” means the First Amendment to the Common Stock Purchase Agreement, dated as of April 29, 2020, by and between the Company and the Buyer.

7.Except as amended and modified by this First Amendment, the Agreement is hereby ratified and affirmed.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer and the Company have caused this First Amendment to Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

TRACON PHARMACEUTICALS, INC.

By:_/s/ Charles P. Theuer, M.D., Ph.D._____________________

Name:  Charles P. Theuer, M.D., Ph.D.

Title:  President and Chief Executive Officer

BUYER:

ASPIRE CAPITAL FUND, LLC

BY: ASPIRE CAPITAL PARTNERS, LLC

BY: SGM HOLDINGS CORP.

By: _/s/ Steven G. Martin____________________

Name: Steven G. Martin

Title: President

[Signature page to First Amendment to Common Stock Purchase Agreement]

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